FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of March 31, 2104, by and among the undersigned holder (the “Holder”) of common stock of Cytomedix, Inc., a Delaware corporation (“Cytomedix” or the “Company”) and Cytomedix.

WHEREAS, the Holder beneficially owns and has sole or shared voting power with respect to the number of shares of the Company’s common stock identified on Exhibit A hereto (such shares, together with all shares of the Company’s common stock subsequently acquired by the Holder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and, and other good and valuable consideration, receipt and sufficiency is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Section 1.   Agreement to Vote Shares.  The Holder agrees that, while this Agreement is in effect, at any meeting of stockholders of the Company, however called, or at any adjournment thereof (a “Meeting”), or in any other circumstances in which the Holder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by the Company, the Holder shall: (i) appear at each such Meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and (ii) vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by the Holder or as to which the Holder has, directly or indirectly, the right to vote or direct the voting, in favor of proposals (collectively, the “Proposals”) to:

(1)	approve an amendment to Article Four of the Company’s Certificate of Incorporation, as amended to date, to increase the number of authorized shares of common stock to 425,000,000 shares;

(2)	authorize the Board of Directors to effect, in its discretion prior to June 30, 2015, a reverse stock split of the outstanding shares of the Company’s common stock in a ratio of at least [1-for-3 and of up to a maximum of 1-for-10], to be determined in the sole discretion of the Board of Directors, to facilitate the Company’s listing application on a national securities exchange; and

(3)	amend the 2013 Equity Incentive Plan to increase the number of shares of common stock authorized to be issued under the Plan from 3,000,000 to 17,000,00.

The Holder further agrees that it shall not commit or agree to or enter into any contract, agreement, arrangement or understanding with any Person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 1.

Section 2.   Representations and Warranties of Holder. The Holder represents and warrants to the Company as follows:

(a)      the Holder has all requisite capacity and authority to enter into and perform its/his obligations under this Agreement.

(b)     This Agreement has been duly executed and delivered by the Holder and constitutes the valid and legally binding obligation of the Holder enforceable against the Holder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)     The execution and delivery of this Agreement by the Holder does not, and the performance by the Holder of his or her obligations hereunder and the consummation by the Holder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Holder is a party or by which the Holder is bound, or, to the Holder’s knowledge, any statute, rule or regulation to which the Holder is subject or, in the event that the Holder holds any of the Shares indirectly through a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such entity; in each case, such that the Holder would not be able to fulfill his or her obligations pursuant to this Agreement.

(d)     The Holder is the record or beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares and options set forth on Exhibit A hereto, and the Shares and options are so owned free and clear of any liens, security interests, charges or other encumbrances that relate to or would affect the authority or power of the Holder to vote the Shares as contemplated herein, except as otherwise described on Exhibit A hereto. The Holder does not own, of record or beneficially, any shares of capital stock of the Company other than the Shares. The Shares do not include shares over which the Holder exercises control in a fiduciary capacity and no representation by the Holder is made thereby pursuant to the terms hereof. The Holder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 3.   Specific Performance; Remedies; Attorney Fees.   The Holder acknowledges that it will be impossible to measure in money the damage to the Company if the Holder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, the Company will not have an adequate remedy at law or in equity. Accordingly, the Holder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law. The Holder further agrees that the Holder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the Company’s seeking or obtaining such equitable relief. In addition, after providing written notification to the Holder, the Company shall have the right to inform any third party that the Company reasonably believes to be, or to be participating with the Holder or receiving from the Holder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of the Company hereunder, and that participation by any such persons with the Holder in activities in violation of this Agreement may give rise to claims by the Company against such third party.

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Section 4.   Term of Agreement; Termination.   Except as otherwise provided in this Section 4, the term of this Agreement shall commence on the date hereof and shall expire upon the date of the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission disclosing the results of the Meeting, but in no event later than [July] [31], 2014 (the “Announcement Date”). This Agreement may be terminated at any time prior to the Announcement Date by the written consent of the parties hereto. This Agreement may be terminated by the Holder immediately upon delivering written notice to the Company of a Termination Event (see Exhibit B). As used herein, the term Termination Event means that (i) within ninety (90) days of the Initial Closing (as defined in the Facility Agreement entered into by the Company with certain lenders on or about the date of this Agreement (the “Loan Agreement”)), the primary efficacy endpoint of the Stroke Trial (as defined in the Loan Agreement) is met and publicly announced (the “Results Announcement”) and no major safely signals or issues attributable to ALD-401 are identified, and (ii) the five (5) day average VWAP for the Company’s common stock for the five (5) days following the Results Announcement (including the day of the Results Announcement) is at least 150% of the five (5) day average VWAP for the five (5) days immediately prior to the Results Announcement (excluding the day of the Results Announcement). As used herein, the “VWAP” for any security as of any date means the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service designated by the Company (“Bloomberg”) or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or on the “over the counter” Bulletin Board (or any successor) or in the “pink sheets” (or any successor) by the OTC Markets Group, Inc. If the VWAP cannot be calculated for such security on such date in the manner provided above, the VWAP shall be the fair market value as determined by the Company. “Trading Day” shall mean any day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded. Upon termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 5.   Company and Transfer Agent.   The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent.

Section 6.   Entire Agreement; Amendments.   This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 7.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.   Capacity as Stockholder.   The obligations of Holder under this Agreement are several and not joint with the obligations of any other person or entity. Nothing contained herein, and no action taken by Holder pursuant hereto, shall be deemed to constitute Holder as a partnership, syndicate or other group (in each case, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with any other person or entity, or create a presumption that Holder is in any way acting in concert or as a group with any other person or entity with respect to such obligations or the transactions contemplated by this Agreement or any other matters, and the Company acknowledges that Holder is not acting in concert or as a group with any other person or entity, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement. The decision of Holder to enter into this Agreement has been made by Holder independently of any other person or entity. The Company confirms that Holder has independently participated with the Company in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and Holder, solely, and not (i) between the Company, on the one hand, and Holder and any other person or entity, on the other hand, or (ii) between or among Holder and any other person or entity.

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Section 9.   Governing Law.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CYTOMEDIX, INC.

By:
Name:
Title:

HOLDER

Name:

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EXHIBIT A

Shares of Common Stock

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EXHIBIT B

Notice of Termination Event

By email and certified mail

[Company mailing address]

Re:	Notice of Termination

Voting Agreement dated as of March 31, 2014 (the “Voting Agreement”)

To Whom It May Concern:

In accordance with Section 4 of the Voting Agreement, the undersigned Holder is hereby providing the required notice of a Termination Event and termination of the Voting Agreement. All capitalized terms used but not defined herein shall bear the same meanings as assigned to them in the Voting Agreement.

The Holder

By:
Name:
Title:

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